Exhibit 10.20 (c)
AMENDMENT NO. 2 TO
RETIREMENT BENEFIT AGREEMENT
               THIS AMENDMENT TO THE RETIREMENT BENEFIT AGREEMENT (this “Amendment”) by and between Mylan Inc. (the “Company”) and Robert J. Coury (“Executive”), is made as of December 22, 2008.
               WHEREAS, the Company and Executive are parties to that certain Retirement Benefit Agreement dated as of December 31, 2004 and amended on April 3, 2006 (the “Agreement”); and
               WHEREAS, the Company and Executive wish to further amend the Agreement as set forth below to comply with Section 409A of the Internal Revenue Code;
               NOW, THEREFORE, the Agreement is hereby amended as follows:
1.	Sections 3.2 and 4.2 of the Agreement are hereby deleted in their entirety and Section 4.3 is hereby renumbered as Section 4.2.
2.	The last sentence of Section 7.1 of the Agreement is hereby deleted and replaced with the following:
In no case shall Executive be required to devote in excess of twenty (20) hours a month to the provision of consulting services hereunder; provided, further, that the level of consulting services provided by Executive to the Company shall be not more than 20% of the average level of services provided by Executive to the Company over the thirty-six month period preceding Executive’s Retirement.
3.	Section X of the Agreement is hereby deleted in its entirety and replaced with the following:
Conditions to Payment and Acceleration; Section 409A of the Code. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to Executive under this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Agreement that are due within the “short term deferral period” within the meaning of Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following Executive’s termination of employment (or death, if earlier). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which Executive would become entitled to under the terms of the Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which Executive remits the related taxes.
4.	This Amendment shall be governed by, interpreted under and construed in accordance with the laws of the Commonwealth of Pennsylvania.
5.	Except as modified by this Amendment, the Agreement is hereby confirmed in all respects.
          IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date and the year first written above.

MYLAN INC.

/s/ Rodney L. Piatt

By: Rodney L. Piatt
Title: Chairman, Compensation Committee

/s/ Robert J. Coury

Robert J. Coury

2